Exhibit 21.1

SUBSIDIARIES OF

EASTSIDE DISTILLING, INC.

Big Bottom Distillery, LLC

Craft Canning + Bottling, LLC

MotherLode Craft Distillery, LLC

Outlandish, LLC

Redneck Riviera Whiskey Co., LLC